NEWS RELEASE PREVIEW

                          SOURCE: Pacific CMA Inc.

                          SCHEDULE:  N/A

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PACIFIC CMA ANNOUNCES RESTRUCTURING OF CREDIT FACILITY

JAMAICA, N.Y., May 4, 2006 (PRIMEZONE) -- Pacific CMA, Inc. ("PACIFIC") (AMEX:PAM) announced today that it restructured its August 2005 $7.5 million credit facility (the "CREDIT FACILITY") with Laurus Master Fund Ltd. ("LAURUS").

As of April 30, 2006, Pacific had outstanding under the Credit Facility, $4,000,000 aggregate principal amount evidenced by a secured convertible note (the "CONVERTIBLE NOTE"). Under the terms of the restructured credit facility, the parties have agreed that the remaining $3.5 million potential availability under the Credit Facility could be drawn under certain circumstances on a non-convertible, fixed rate basis, thereby capping the Laurus indebtedness convertible into shares of PAM's common stock (the "COMMON STOCK) to the current $4 million balance. Of such $4 million outstanding principal amount, Laurus will have the right to convert $3.75 million into Common Stock at a fixed rate of $0.88 per share and the remaining $250,000 at a fixed rate of $1.05 per share, in each case subject to adjustment only for stock dividends and stock splits. The Credit Facility matures July 29, 2008. Subject to reduction in certain circumstances, interest on outstanding indebtedness is equal to the greater of
(i) 6% and (ii) the prime rate, plus 1%.

In connection with completing this restructuring and Laurus' agreement to waive earlier incurred penalties for Pacific's inability to satisfy an obligation under the initial terms of the Credit Facility to register shares of Pacific's common stock available to Laurus upon conversion of notes and exercise of warrants issued pursuant to the Credit Facility, Pacific issued Laurus a new warrant pursuant to which it may purchase up to 350,000 shares of Common Stock at a fixed exercise price of $0.88 per share. Pacific previously issued Laurus a warrant to purchase 1,500,000 shares of Common Stock at a fixed exercise price of $1.00 per share. Both warrants are exercisable by Laurus at anytime on or prior to July 29, 2012. The exercise price of the Warrants are subject to adjustment only for stock dividends and stock splits.

PAM agreed to file a new registration statement covering the resale of the shares of Common Stock underlying the Convertible Note and both warrants on or before June 1, 2006 and to have such registration statement declared effective on or before August 30, 2006.

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Alfred Lam, Chairman of Pacific CMA stated, "We are pleased with Laurus'
willingness to work with us in restructuring this credit facility. Entering into this new arrangement should be helpful in terms of simplifying our debt and equity capitalization as well as limiting the market's perception of prospective overhang on our stock."

Forward-Looking Statements

All statements in this press release, other than statements of historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers should not place undue reliance on any forward-looking statements, which speak only as of the date made. Although Pacific CMA believes the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. It is important to note that actual results could differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially include without limitation: decreases or changes in demand for Pacific CMA's products and events, changes in market trends, general competitive pressures from existing and new competitors, price volatility of raw materials and packaging, foreign currency exchange rate fluctuations, future investment returns in pension plans, changes in laws and regulations, adverse changes in operating performance, adverse economic conditions and other factors. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in Pacific CMA's filings with the Securities and Exchange Commission. Pacific CMA undertakes no obligation to revise the forward-looking statements to reflect any future events or circumstances. All forward-looking statements attributable to Pacific CMA are expressly qualified in their entirety by this cautionary statement.

About Pacific CMA

Pacific CMA is an international freight forwarder and logistics services provider. The company focuses on the China/South Asia trade with the rest of the world; and coordinates on behalf of large and small business customers in America, Europe and China, shipments of finished goods, components and supplies such as apparel, electronics, consumer goods and toys, primarily by air and sea and also by rail and truck.

Pacific CMA's large and diverse global and local customers operate in industries with unique supply chain requirements. Its AGI Logistics (HK) Ltd. ("AGI") operating unit is based in Hong Kong and focuses on integrated logistic, freight forwarding, and warehousing services in the Far East region and Mainland China. Its Airgate International ("Airgate") operating unit, founded in 1995, is based in New York and primarily handles import air and ocean shipments from the Far East and Southwest Asia to the U.S. In addition, its Paradigm International Logistics ("Paradigm") division is located in Miami and Los Angeles.

As of December 2005, PAM maintained approximately 233 cargo agents located in 182 countries and 77 cities serving major gateways worldwide.

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For more information about Pacific CMA, please visit http://www.sec.gov/ to review Pacific CMA's SEC filings.

CONTACT:  Pacific CMA Inc.
          John F. Mazarella, Senior Vice President
          (212) 247-0049
          john.mazarella@pacificcma.com

          The Global Consulting Group
          Investor Relations
          Lauren Puffer
          (646) 284-9404
          lpuffer@hfgcg.com